                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-12

                           THOMAS & BETTS CORPORATION

                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

[ ]    Fee paid previously with preliminary materials.

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was
[ ] paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:


       (2) Form, Schedule or Registration Statement No.:


       (3) Filing Party:


       (4) Date Filed:

                          [THOMAS & BETTS LETTERHEAD]

March 29, 2002

Dear Shareholder:

     I invite you to attend our 2002 Annual Meeting of Shareholders on Wednesday, May 1, 2002. The meeting will be held at 10:00 a.m. in the Winegardner Auditorium of The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee. After the business session, we will discuss the financial results for 2001 and report on current operations.

     On the following pages you will find the Notice of Meeting, which lists the matters to be conducted at the meeting, and the Proxy Statement. In addition to the election of ten directors, you will be asked to ratify the appointment of the independent public accountants.

     YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. YOU CAN VOTE OVER THE INTERNET, BY TELEPHONE OR BY USING A TRADITIONAL PROXY CARD. Detailed voting instructions appear on the next page.

     The Board of Directors recommends that you vote "FOR" proposals 1 and 2.

Sincerely,

/s/ T. KEVIN DUNNIGAN
T. Kevin Dunnigan
Chairman, President and Chief Executive Officer

                          [THOMAS & BETTS LETTERHEAD]

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

--------------------------------------------------------------------------------

TIME & DATE...................   10:00 a.m. on Wednesday, May 1, 2002

PLACE.........................   Winegardner Auditorium
                                 The Dixon Gallery and Gardens
                                 4339 Park Avenue
                                 Memphis, Tennessee

ITEMS OF BUSINESS.............   (1) Election of 10 directors;

                                 (2) Ratification of the appointment of KPMG LLP
                                     as independent public accountants for
                                     fiscal year 2002; and

                                 (3) Such other business as may properly come
                                     before the meeting or any adjournment or postponement.

RECORD DATE...................   You are entitled to vote if you were a
                                 shareholder of record at the close of business on March 11, 2002.

ANNUAL REPORT.................   Our Annual Report on Form 10-K for the fiscal
                                 year ended December 30, 2001, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING..................   Shareholders of record can vote by one of the
                                 following methods:

                                 (1) Call 1-877-779-8683 from the U.S. and
                                     Canada (this call is free) or
                                     001-1-201-536-8073 from all other countries to vote by telephone anytime up to 12:00 midnight New York time on April 30, 2002; OR

                                 (2) VISIT THE WEB SITE AT
                                     HTTP://WWW.EPROXYVOTE.COM/TNB to vote over the Internet anytime up to 12:00 midnight New York time on April 30, 2002; OR

                                 (3) MARK, SIGN, DATE AND RETURN the enclosed
                                     proxy card in the envelope provided.

                                 You may revoke your proxy in the manner
                                 described in the accompanying Proxy Statement at any time up to the time your proxy is voted on the day of the meeting.

March 29, 2002

--------------------------------------------------------------------------------

                       PLEASE VOTE YOUR SHARES PROMPTLY.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROXY STATEMENT.............................................    1
     Vote by Telephone......................................    1
     Vote by Internet.......................................    2
     Vote by Mail...........................................    2
     Vote at Annual Meeting.................................    2
  List of Shareholders......................................    2
  Quorum....................................................    2
  Other Matters Which May Come Before the Meeting and
     Discretionary Voting...................................    2
  Multiple Copies of Annual Report on Form 10-K.............    3
  Cost of Proxy Solicitation................................    3
SECURITY OWNERSHIP..........................................    4
  Section 16(a) Beneficial Ownership Reporting Compliance...    6
BOARD AND COMMITTEE MEMBERSHIP..............................    7
  Board of Directors........................................    7
  Committees of the Board of Directors......................    7
AUDIT COMMITTEE REPORT......................................   11
  Audit Fees................................................   11
  Financial Information Systems Design and Implementation
     Fees...................................................   11
  All Other Fees............................................   11
COMPENSATION................................................   12
  Director Compensation.....................................   12
  Legal Proceedings.........................................   13
  Executive Compensation....................................   14
     Summary Compensation Table.............................   14
     Option/SAR Grants in Last Fiscal Year..................   16
     Aggregated Option/SAR Exercises in Last Fiscal Year and
      Fiscal Year-End Option/SAR Values.....................   17
     Pension Plan Table.....................................   18
     Employment Contracts, Change-of-Control Arrangements,
      and Termination of Employment.........................   19
  Transactions with Management..............................   20
HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE
  COMPENSATION..............................................   21
  Executive Compensation Philosophy.........................   21
  Compensation of Chief Executive Officer...................   22
  Policy Regarding Executive Compensation Deductibility.....   22
PERFORMANCE GRAPH...........................................   24
PROPOSAL NO. 1, ELECTION OF DIRECTORS.......................   25
PROPOSAL NO. 2, RATIFICATION OF APPOINTMENT OF INDEPENDENT
  PUBLIC ACCOUNTANTS........................................   28
DEADLINES FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF
  DIRECTORS AND OTHER BUSINESS..............................   29
  Proxy Statement Proposals.................................   29
  Nomination of Directors and Other Business for
     Presentation at the Annual Meeting.....................   29
Appendix A..................................................  A-1

                           THOMAS & BETTS CORPORATION
                               8155 T&B Boulevard
                            Memphis, Tennessee 38125

--------------------------------------------------------------------------------

                                PROXY STATEMENT
--------------------------------------------------------------------------------

     You may revoke your proxy and reclaim your right to vote in person up to and including the day of the Annual Meeting by (1) giving written notice of revocation to the Inspectors of Election, EquiServe Trust Company, N.A., P.O. Box 8620, Edison, New Jersey 08818-9127, (2) timely delivery of a valid, later-dated proxy or (3) voting by ballot at the Annual Meeting.

     You can save us the expense of a second mailing by voting promptly. If you are a shareholder of record, choose ONE of the following voting methods to cast your vote. If your shares are held by a bank, broker or other holder of record, check the information provided with your voting instruction form to see which methods are available to you. These proxy materials are furnished in connection with the solicitation by the Board of Directors of Thomas & Betts Corporation ("Thomas & Betts," the "Corporation," "our," "we" or "us"), a Tennessee corporation, of proxies to be voted at our 2002 Annual Meeting of Shareholders (the "Annual Meeting") or at any adjournment or postponement.

     You are invited to attend our Annual Meeting on May 1, 2002, beginning at 10:00 a.m. in the Winegardner Auditorium of The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee.

     This Proxy Statement, form of proxy and voting instructions will be mailed to our shareholders starting on or around April 2, 2002.

     Holders of shares of Thomas & Betts Common Stock (the "Common Stock") at the close of business on March 11, 2002, are entitled to receive notice and to vote their shares at the Annual Meeting. As of that date, there were 58,283,951 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

     Shareholders of record may vote their proxies by telephone, Internet or mail. A toll-free telephone number and web site address are included on the proxy card. If you choose to vote by mail, an envelope addressed to the Inspectors of Election is provided.

                               VOTE BY TELEPHONE

     You can vote your shares by calling 1-877-779-8683 from the U.S. and Canada (at no cost to you) or 001-1-201-536-8073 from all other countries. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. The telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you can also give instructions to discontinue future mailings of duplicate materials. If you are located outside the U.S. and Canada, see your proxy card for additional instructions. If you vote by telephone, please do not return your proxy card.

                                VOTE BY INTERNET

     You can choose to vote over the Internet. The web site for Internet voting is http://www.eproxyvote.com/tnb. Internet voting is available 24 hours a day. You will be given the opportunity to confirm that your votes have been properly recorded, and you can give instructions to discontinue future mailings of duplicate materials. If you vote over the Internet, please do not return your proxy card.

                                  VOTE BY MAIL

     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to EquiServe Trust Company, N.A. in the envelope provided. To discontinue future mailings of duplicate materials, check the box provided on the card.

                             VOTE AT ANNUAL MEETING

     Your vote by telephone, Internet or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

     All shares that have been properly voted--whether by telephone, Internet or mail--and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

LIST OF SHAREHOLDERS

     A list of shareholders entitled to vote at the Annual Meeting will be available at the corporate headquarters from April 1, 2002 through April 30, 2002, and at the Annual Meeting.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to constitute a quorum.

OTHER MATTERS WHICH MAY COME BEFORE THE MEETING AND DISCRETIONARY VOTING

     The Board of Directors does not know of any matter for action by shareholders at the Annual Meeting other than the matters described in the Notice. The enclosed proxy will confer discretionary authority with respect to matters which are not known at the date of printing of this Proxy Statement, but which may properly come before the Annual Meeting. The persons named as Proxies on the proxy card are authorized to vote in accordance with their best judgment on any such matter.

MULTIPLE COPIES OF ANNUAL REPORT ON FORM 10-K

     If more than one copy of the 2001 Annual Report on Form 10-K is sent to your address, we will discontinue the mailing of the annual report to the account(s) you select if you mark the designated box on the appropriate proxy card(s) or follow the instructions provided after you vote by telephone or over the Internet.

     At least one account in your name or at the same address as another shareholder of record must continue to receive the annual report. Mailing of proxy materials and special notices will not be affected by your election to discontinue future duplicate mailings of the annual report. To resume the mailing of an annual report to an account, write to Thomas & Betts Corporation, Investor Relations Department, 8155 T&B Boulevard, Memphis, Tennessee 38125.

     If you own Common Stock through a bank, broker or other nominee and receive more than one copy of our 2001 Annual Report on Form 10-K, contact the holder of record to eliminate duplicate mailings.

COST OF PROXY SOLICITATION

     The Corporation will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson Shareholder Communications, Inc. to distribute material to beneficial owners whose shares are held by brokers, banks, or other institutions and to assist in soliciting proxies, for a fee estimated at $7,500 plus expenses. In addition, directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or e-mail. We will reimburse brokers, banks and others who are record holders of Common Stock for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

--------------------------------------------------------------------------------

                               SECURITY OWNERSHIP
--------------------------------------------------------------------------------

     The following table shows beneficial ownership of Common Stock (1) as of March 11, 2002 by (a) each director and each director nominee, (b) the Chief Executive Officer; each of the four most highly compensated executive officers who were serving as executive officers of the Corporation at the end of 2001; and an additional individual who was not serving as an executive officer of the Corporation at the end of 2001 but whose compensation for the year 2001 requires that he be named herein (together called the "Named Executive Officers"), and
(c) all directors and executive officers as a group; and (2) as of December 31, 2001 by beneficial owners of more than 5% of the outstanding shares of Common Stock. Information regarding beneficial owners of more than 5% of the outstanding shares of Common Stock was copied from the latest Schedule 13G or 13D filed by these beneficial owners with the Securities and Exchange Commission. Except as otherwise stated, each of the individuals named exercises sole voting and investment power over his or her shares.

                                            NUMBER OF SHARES THAT MAY
                          AMOUNT AND          BE ACQUIRED WITHIN 60
                           NATURE OF         DAYS OF MARCH 11, 2002
                          BENEFICIAL         THROUGH THE EXERCISE OF    NUMBER OF STOCK   PERCENT OF
NAME OF BENEFICIAL OWNER   OWNERSHIP              STOCK OPTIONS         CREDITS HELD(1)    CLASS(2)
------------------------  -----------       -------------------------   ---------------   ----------
DIRECTORS:
Ernest H. Drew..........        2,800(3)               6,600                13,817           *
Jeananne K. Hauswald....        1,934(3)               6,600                 1,779           *
Dean Jernigan...........          483(3)               6,134                   478           *
Ronald B. Kalich Sr. ...          800(3)               6,600                 8,562           *
Robert A. Kenkel........        3,000(3)(4)            6,600                 1,914           *
Kenneth R. Masterson....        1,450(3)               6,600                 1,615           *
Jean-Paul Richard.......        4,300(3)               6,600                 1,230           *
Jerre L. Stead..........        2,800(3)               6,600                   825           *
William H. Waltrip......        2,200(3)               6,600                 3,265           *
NAMED EXECUTIVE
  OFFICERS:
T. Kevin Dunnigan(+)....      276,513(3)             271,278                    --           *
Dominic J. Pileggi......       35,280(3)              30,885                    --           *
John P. Murphy..........       45,899(3)              41,599                    --           *
Connie C. Muscarella....       11,478(3)              11,606                    --           *
Kenneth W. Fluke........        9,623(3)               4,459                    --           *
Jerry Kronenberg........       28,430(3)             123,630                    --           *
All directors and
  executive officers as
  a group (15
  persons)..............      426,990                542,391                    --           1.65


                                                           (footnotes next page)

                                            NUMBER OF SHARES THAT MAY
                          AMOUNT AND          BE ACQUIRED WITHIN 60
                           NATURE OF         DAYS OF MARCH 11, 2002
                          BENEFICIAL         THROUGH THE EXERCISE OF    NUMBER OF STOCK   PERCENT OF
NAME OF BENEFICIAL OWNER   OWNERSHIP              STOCK OPTIONS         CREDITS HELD(1)    CLASS(2)
------------------------  -----------       -------------------------   ---------------   ----------
BENEFICIAL OWNERS OF
  MORE THAN 5% OF COMMON
  STOCK:
AXA Financial, Inc. ....    7,102,853(5)                  --                    --          12.20
Gabelli Asset Management
  Inc. .................    8,008,704(6)                  --                    --          13.77
Merrill Lynch & Co.,
  Inc. .................    7,032,661(7)                  --                    --          11.93
Vanguard Horizon
  Funds-- Vanguard
  Capital Opportunity
  Fund..................    4,850,000(8)                  --                    --           8.34

------------------------------
 +  also serves as a director
(1) Stock credits and dividend equivalents are hypothetical investments in Common Stock that are recorded as bookkeeping entries to directors' accounts in the Deferred Fee Plan for Nonemployee Directors. Stock credits do not have voting rights.

(2) An asterisk indicates the person's total interests are less than 1% of the outstanding Common Stock.

(3) Includes shares of restricted stock with respect to which the holders have sole voting power but no dispositive power during the restricted period, as follows: E.H. Drew, 2,000; J.K. Hauswald, 1,684; D. Jernigan, 483; R.B. Kalich, 800; R.A. Kenkel, 1,600; K.R. Masterson, 1,450; J-P. Richard, 1,200; J.L. Stead, 800; W.H. Waltrip, 2,000; T.K. Dunnigan, 119,286; D.J. Pileggi 33,942; J.P. Murphy, 45,889; C.C. Muscarella, 11,435; K.W. Fluke, 9,623; and
    J. Kronenberg, 11,757.

(4) Includes 1,000 shares held in a family trust of which Mr. Kenkel and his wife are co-trustees and with respect to which Mr. Kenkel shares voting and dispositive power with his wife.

(5) AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104, a parent holding company, disclaims dispositive power and voting power as to all shares. Alliance Capital Management L.P., a registered investment advisor and a subsidiary of AXA Financial, Inc., has sole dispositive power as to 7,102,453 shares; sole voting power as to 4,195,782 shares; and shared voting power as to 586,771 shares. The Equitable Life Assurance Society of the United States, an insurance company, a registered investment advisor and a subsidiary of AXA Financial, Inc., has sole dispositive power as to 400 shares.

(6) Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580, a parent holding company, disclaims dispositive power and voting power as to all shares. GAMCO Investors, Inc., a registered investment advisor and a subsidiary of Gabelli Asset Management Inc., has sole dispositive power as to 6,555,704 shares and sole voting power as to 6,422,704 shares. Gabelli Performance Partnership L.P., an investment limited partnership, has sole dispositive power and sole voting power as to 13,000 shares. Gabelli Funds, LLC, a registered investment advisor and a subsidiary of Gabelli Asset Management Inc., has sole dispositive and sole voting power as to 1,440,000 shares.

(7) Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers), World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381, a parent holding company, has shared voting power and shared dispositive power as to all shares.

(8) Vanguard Horizon Funds--Vanguard Capital Opportunity Fund, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, a registered investment company, has shared dispositive power and sole voting power as to all shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     On the basis of reports and representations submitted by the directors and executive officers of the Corporation, all Forms 3, 4 and 5 showing ownership of and changes in ownership of Common Stock were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934, as amended, except that Ms. Muscarella filed one late Form 4, reporting the sale of 200 shares owned by her spouse to which she disclaims beneficial ownership.

--------------------------------------------------------------------------------

                         BOARD AND COMMITTEE MEMBERSHIP
--------------------------------------------------------------------------------

BOARD OF DIRECTORS

     The Board, which is elected by the shareholders, is the ultimate decision-making body of the Corporation, except for those matters reserved to the shareholders. The Board establishes broad corporate policy and gives guidance to the Corporation. It selects the senior management team, which is charged with the conduct of the Corporation's business. In 2001, there were six meetings of the Board plus action by unanimous written consent on two occasions, and 16 meetings of committees of the Board plus action by unanimous written consent on six occasions. All director nominees attended at least 75% of the meetings of the Board and committees of which they were members. The total combined attendance at these meetings was 95%.

COMMITTEES OF THE BOARD OF DIRECTORS

     The four standing committees of the Board are: Audit, Corporate Governance, Executive and Human Resources. Members of each committee, who are elected by the full Board, are named below. The Corporation follows the practice of periodically rotating the membership of all committees and the chairmanship of the Audit, Corporate Governance and Human Resources Committees.

AUDIT COMMITTEE

Members: Jeananne K. Hauswald, Chairperson; Ronald B. Kalich Sr., Jean-Paul Richard, Jerre L. Stead

2001 Meetings:           Eight; action by unanimous written consent on two
                         occasions

     The primary function of the Audit Committee is to protect the interests of the Corporation's shareholders by assisting senior management and the Board of Directors in fulfilling its oversight responsibilities related to the Corporation's corporate accounting and financial reporting practices and the quality and integrity of the Corporation's financial reports. The Audit Committee is comprised of independent directors as defined in the rules of the New York Stock Exchange. All members of the Audit Committee have a working familiarity with basic finance and accounting practices and are able to read and understand fundamental financial statements, and at least three members have accounting or related financial management expertise. Below is a summary of the Audit Committee duties and responsibilities:

General

     - Review annually its written charter and publish the charter at least every three years in the Corporation's proxy statement.

     - Report its actions and recommendations to the Board.

     - Meet in separate executive sessions, without members of management present, with the independent auditors and with the internal auditors to discuss matters that it believes should be discussed privately.

     - Conduct or authorize investigations into any matters within its scope of responsibilities.

     - Review any new or proposed accounting or auditing standards from the accounting profession or the Securities and Exchange Commission which are relevant to the Corporation's accounting and internal controls.

Independent Auditors

     - Recommend the selection of the independent auditors, after duly considering their independence and effectiveness, and review the fees to be paid to the independent auditors.

     - Instruct the independent auditors that they are accountable to the Board of Directors and the Audit Committee.

     - Consult with the independent auditors about internal controls and the completeness of the financial statements.

     - Meet with the independent auditors and financial management of the Corporation to review the scope of the annual external audit.

     - Review the coordination of internal and external audit procedures.

Internal Audit

     - Review and approve the annual internal audit plan.

     - Review the adequacy of internal audit staff in terms of their number and their qualifications.

     - Review a summary of the findings of completed internal audits and a progress report on executing the approved internal audit plan.

     - Inquire of the internal auditors regarding any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information or to the appropriate level of management authority.

     - Review the appointment, performance, independence and, if appropriate, the replacement of the internal auditors.

Financial Statements/Internal Controls

     - Inquire regarding the adequacy, scope and effectiveness of accounting and financial controls and, as warranted, request recommendations for improvements.

     - Review annual financial statements and related notes with management and the independent auditors and discuss the auditors' judgment about the quality, not just the acceptability, of the Corporation's accounting principles as applied to its financial reporting.

     - Each year, after review and discussion of the audited financial statements with management and the independent auditors, recommend to the Board of Directors whether the financial statements should be included in the Corporation's Annual Report on Form 10-K.

     - Each year prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

     - Review the travel and entertainment expenses of all inside directors for compliance with corporate policy.

     A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.

CORPORATE GOVERNANCE COMMITTEE

Members:                 Kenneth R. Masterson, Chairperson; Ernest H. Drew,
                         Jerre L. Stead.

2001 Meetings:           Three

     This committee is currently comprised solely of nonemployee directors of the Corporation whose principal responsibilities are to:

     - review the performance, attendance and maintenance of qualifications of current members of the Board and its committees;

     - receive suggestions and make recommendations to the Board concerning candidates for the Board and the slate of director nominees to be submitted to the annual meeting of shareholders;

     - make recommendations to the Board concerning the compensation of nonemployee directors and the retirement policy of the Board;

     - review Board procedures and practices;

     - recommend membership assignments for committees of the Board;

     - review and take action on requests for management personnel to serve on boards of directors of other companies; and

     - consider shareholder suggestions of persons for consideration as candidates for nomination as members of the Board.

     A shareholder should submit the name, biographical data and qualifications of any suggested director candidate to the Secretary of the Corporation. The recommendation should be accompanied by the person's written consent to be named as a candidate and, if nominated and elected, to serve as a director. If a shareholder wishes to nominate at the annual meeting of shareholders a person for election to the Board, the Corporation's Bylaws require that the nomination satisfy certain conditions, including, generally, that written notice be delivered to the Secretary at the Corporation's principal executive offices not less than 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders. A copy of the Bylaws is available from the Secretary upon the request of any shareholder.

EXECUTIVE COMMITTEE

Members:                 T. Kevin Dunnigan, Chairperson; Ernest H. Drew, Robert
                         A. Kenkel, Kenneth R. Masterson, William H. Waltrip.

2001 Meetings:           None; action by unanimous written consent on two
                         occasions

     The Executive Committee's function is to act for the Board, to the extent permitted by law, in any situation in which Board action is required and it is not practicable to have a meeting of the Board.

HUMAN RESOURCES COMMITTEE

Members:                 William H. Waltrip, Chairperson; Dean Jernigan; Robert
                         A. Kenkel

2001 Meetings:           Five

     This committee is composed solely of nonemployee directors of the Corporation whose principal responsibilities are to:

     - review compensation programs, employee benefit plans and personnel policies applicable to officers and other members of senior management;

     - review management development and succession programs;

     - review major organization changes and evaluate their impact on senior management succession plans and reward systems, and make recommendations to the Board when Board action is required;

     - make recommendations to the Board on the compensation of the five most highly compensated executive officers;

     - establish annually the performance criteria for the Executive Incentive Plan and certify at the end of each year the extent to which the performance targets are met;

     - perform the administrative functions assigned to the committee by the provisions of the Executive Incentive Plan, the 1993 Management Stock Ownership Plan and the 2001 Stock Incentive Plan.

     - report the results of its actions and findings to the Board and recommend any programs and changes considered desirable.

     The chairperson of this committee is responsible for chairing the annual review by the Board of Directors of the performance of the Chief Executive Officer.

--------------------------------------------------------------------------------

                             AUDIT COMMITTEE REPORT
--------------------------------------------------------------------------------

     The Audit Committee has reviewed and discussed the audited consolidated financial statements for the Corporation's fiscal year ended December 30, 2001 with management. The Audit Committee has also discussed with KPMG LLP, the Corporation's independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61.

     The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with representatives of KPMG LLP the independence of KPMG LLP.

     Based on its review and discussions with KPMG LLP and management, the Audit Committee has recommended to the Board of Directors that the Corporation's audited financial statements for the fiscal year ended December 30, 2001 be included in the Corporation's 2001 Annual Report on Form 10-K.

                       Jeananne K. Hauswald, Chairperson
                              Ronald B. Kalich Sr.
                               Jean-Paul Richard
                                 Jerre L. Stead

March 26, 2002

     The Audit Committee Report presented above should not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT FEES

     Financial statement audit fees, including quarterly reviews and 31 statutory audits in 14 countries, for the fiscal year ended December 30, 2001 were approximately $2.5 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     KPMG LLP did not render any services related to financial information systems design or implementation for the fiscal year ended December 30, 2001.

ALL OTHER FEES

     Audit related fees for (a) nine employee benefit audits, (b) an audit of the Corporation's special purpose subsidiary financial statements, (c) services related to a formal SEC investigation (see p. 13 herein), and (d) other accounting and auditing special projects were approximately $600,000.

     Other non-audit related fees for tax compliance in eight countries and tax consulting in four countries were approximately $200.000.

--------------------------------------------------------------------------------

                                  COMPENSATION
--------------------------------------------------------------------------------

DIRECTOR COMPENSATION

Fees

     Nonemployee directors receive the following fees:

Annual Retainer:                                    $26,000
Committee Chairperson Annual Retainer:              $ 4,500
Board Meeting Fee:                                  $ 2,000
Committee Meeting Fee:                              $ 1,500

     No fees are paid for actions taken by unanimous written consent in lieu of a meeting. Employee directors do not receive any fees for serving as a director of the Corporation or as a member or chairperson of any committee of the Board.

Benefit Plans

     The Deferred Fee Plan for Nonemployee Directors (the "Deferred Fee Plan") provides for a nonemployee director to defer all or a portion of compensation earned for services as a director. Any amount deferred is valued, in accordance with the director's election, in a hypothetical investment in Common Stock ("Stock Credits") or in one or more of seven mutual funds in the Vanguard Group. Stock Credits fluctuate in value as the value of the Common Stock fluctuates. In addition, each nonemployee director receives an annual grant of Stock Credits having a value of $7,500 as of the last day of the Board year. Additional Stock Credits are credited as dividend equivalents on the payment date and at the same value as dividends declared on the Common Stock. Stock Credits are distributed in shares of Common Stock and mutual fund accounts are distributed in cash upon a director's termination of service.

     The Restricted Stock Plan for Nonemployee Directors provides that each nonemployee director who is elected or re-elected at the annual meeting of shareholders receives an award of 200 restricted shares of Common Stock. A nonemployee director who is elected to fill a vacancy or a newly created directorship in the interim between annual meetings receives an award of a prorated number of restricted shares of Common Stock effective as of the date of election. Shares awarded to a nonemployee director remain restricted until the director's termination of service as a director.

     The Nonemployee Directors' Stock Option Plan provides that each nonemployee director, upon election, receives a nonqualified stock option grant for shares of Common Stock in an amount determined by the Board of Directors. In 2001, each nonemployee director received a nonqualified stock option grant for 5,000 shares. For 2002, each nonemployee director will receive a stock option grant for 5,000 shares. A nonemployee director who is elected to fill a vacancy or a newly created directorship in the interim between annual meetings receives an option grant of shares of Common Stock effective as of the date of election. The option exercise price is the fair market value (average of the high and low sales prices of Common Stock as reported on the New York Stock Exchange Composite Tape) of a share of Common Stock on the date the option is granted. Each option grant is fully vested and exercisable on the date it is granted and has a term of ten years, subject to earlier expiration in the event the director's membership on the Board terminates due to retirement, disability, death, or for any other reason.

LEGAL PROCEEDINGS

Shareholder Litigation

     During 2000 certain shareholders of the Corporation filed five separate class-action suits in the United States District Court for the Western District of Tennessee against the Corporation, Clyde R. Moore, the former CEO and Fred R. Jones, the former CFO. The complaints allege fraud and violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder. The plaintiffs allege that purchasers of the Corporation's common stock between April 28, 1999 and August 21, 2000, were damaged when the market value of the stock dropped by nearly 29% on December 15, 1999, dropped by nearly 26% on June 20, 2000 and fell another 8% on August 22, 2000. (An unspecified amount of damages is sought.) On December 12, 2000, the Court issued an order consolidating all five of the actions into a single action. The consolidated complaint essentially repeats the allegations in the earlier complaints.

     The Corporation intends to contest the litigation vigorously and has filed a motion to dismiss. At this stage, the Corporation is unable to predict the outcome of this litigation and its ultimate effect, if any, on the financial condition of the Corporation. However, management believes that there are meritorious defenses to the claims. Mr. Moore and Mr. Jones may be entitled to indemnification by the Corporation in connection with this litigation.

     A parallel federal securities law class action was filed by the same plaintiffs against KPMG LLP, the Corporation's independent auditors, mirroring the Rule 10b-5 allegations in the action discussed above against the Corporation. This suit was consolidated with the action against the Corporation on August 14, 2001.

SEC Investigation

     Soon after issuing the August 21, 2000 press release announcing substantial charges in the second fiscal quarter of 2000, the Corporation received an informal request for information regarding the basis of the charges from the Staff of the Securities and Exchange Commission (the "Commission") Enforcement Division. In response, the Corporation collected and produced the bulk of the documents requested and various former and current employees were interviewed telephonically by the Commission's staff.

     On January 4, 2001, the Commission issued a Formal Order of Investigation and subsequently has required the production of additional documents, conducted interviews and taken the testimony of current and former employees. Management is unable to express any opinion regarding the future course of this investigation; however, the Corporation intends to fully cooperate with the Commission during this process.

EXECUTIVE COMPENSATION

     Summary of Cash and Certain Other Compensation. The following table shows, for the fiscal years ended December 30, 2001, December 31, 2000 and January 2, 2000, the cash compensation paid by the Corporation as well as other compensation paid for those years to the Named Executive Officers in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                         ANNUAL COMPENSATION           COMPENSATION
                                        ----------------------   -------------------------
                                                     OTHER       RESTRICTED    SECURITIES
                                                     ANNUAL        STOCK       UNDERLYING     ALL OTHER
NAME AND                      SALARY     BONUS    COMPENSATION     AWARDS     OPTIONS/SARS   COMPENSATION
PRINCIPAL POSITION     YEAR     ($)       ($)        ($)(4)        ($)(1)      GRANTED(#)       ($)(2)
------------------     ----   -------   -------   ------------   ----------   ------------   ------------
T. Kevin Dunnigan....  2001   777,000   437,063       --          923,162       399,870        104,974
  Chairman,            2000   293,154*  109,933       --          467,969       100,000         28,611
  President and        1999     --        --          --            --           --             --
  Chief Executive
  Officer

Dominic J. Pileggi...  2001   400,000   189,600       77,160      269,474       207,654         24,168
  Senior Vice          2000    76,923*    --          58,329(5)    92,101        60,000         --
  President and        1999     --        --          --            --           --             --
  Group
  President-
  Electrical

John P. Murphy.......  2001   347,750   130,406       --          204,584       199,793         28,402
  Senior Vice          2000   250,000*  362,500(3)     78,954     692,188        50,000         --
  President-           1999     --        --          --            --           --             --
  Chief Financial
  Officer

Connie C.
  Muscarella.........  2001   210,000    63,000       --           97,315        61,792         12,101
  Vice President-      2000   197,646    39,529       --           43,547         5,850          7,185
  Human                1999   147,619    16,504       --            --            2,625          5,165
  Resources and
  Administration

Kenneth W. Fluke.....  2001   200,000    60,000       --           77,347        59,373         12,603
  Vice President-      2000   100,385*   26,564(3)     43,914      47,438         4,000          2,025
  Controller           1999     --        --          --            --           --             --

Jerry Kronenberg.....  2001   262,500     --          --          139,714        66,932         40,533
  Vice President-      2000   250,000    56,250       --          130,670        10,503         10,259
  General Counsel      1999   240,000    29,131       --          146,753         7,311          9,710
  and Secretary

------------------------------
 * Denotes partial year's salary--Date of employment: T.K. Dunnigan--08/09/00; D.J. Pileggi--10/23/00; J.P. Murphy--03/27/00; K.W. Fluke--06/12/00

                                         (Footnotes continued on following page)

(1) Fair market value (the average of the high and low stock prices for the day) of shares awarded on the date of grant. The number and value of the aggregate restricted stock holdings as of December 30, 2001, based on the closing market price of the Common Stock on Monday, December 31, 2001 of $21.15, are as follows:

                                                                 NUMBER          VALUE
                                                                 -------       ----------
         T.K. Dunnigan.......................................    119,286       $2,522,899
         D. J. Pileggi.......................................     33,942          717,873
         J.P. Murphy.........................................     45,899          970,764
         C.C. Muscarella.....................................     11,435          241,850
         K.W. Fluke..........................................      9,623          203,526
         J. Kronenberg.......................................     11,757          248,661

     Dividends are paid to the recipients of restricted stock awards at the same time and at the same rate as paid to all shareholders.

(2) The amounts reported in 1999, 2000 and 2001 under the column "All Other Compensation" are comprised of the following:

                                                                MATCHING       PREMIUMS PAID BY
                                            MATCHING        CONTRIBUTIONS BY   THE CORPORATION
                                        CONTRIBUTIONS BY    THE CORPORATION     FOR GROUP TERM
                                        THE CORPORATION     TO NONQUALIFIED     AND WHOLE LIFE
         NAME                   YEAR   TO 401(K) PLAN ($)   SAVINGS PLAN ($)     INSURANCE($)
         ----                   ----   ------------------   ----------------   ----------------
         T.K. Dunnigan........  2001         2,968               24,597            77,409
                                2000         6,459                2,153                --
                                1999            --                   --                --
         D.J. Pileggi.........  2001         6,825                5,431            11,912
                                2000            --                   --                --
                                1999            --                   --                --
         J.P. Murphy..........  2001         3,825                8,880            13,610
                                2000            --                   --                --
                                1999            --                   --                --
         C.C. Muscarella......  2001         7,068                  892             4,141
                                2000         6,454                  731                --
                                1999         5,108                   57                --
         K.W. Fluke...........  2001         6,329                  865             3,011
                                2000         2,025                   --                --
                                1999            --                   --                --
         J. Kronenberg........  2001         7,011                3,234                --
                                2000         6,341                3,918                --
                                1999         7,218                2,492                --

     Group term life insurance and whole life Insurance having an aggregate face value equal to 1 1/2 times each person's annual base salary and 40% of the executive's targeted bonus.

     Amount reported in 2001 includes $2,087 and $2,398 paid to Mr. Murphy and Mr. Fluke, respectively, for reimbursement of relocation expenses.

(3) Amount reported includes a $200,000 signing bonus for Mr. Murphy and a $10,000 signing bonus for Mr. Fluke, respectively.

(4) Amount reported is reimbursement of relocation expenses for each Named Executive Officer.

(5) Amount reported for Mr. Pileggi in 2000 includes $7,305 for relocation expenses and $51,024 representing shares of stock converted to cash to pay the taxes on his 2000 restricted stock award.

     Stock Option Grants. The following table contains information concerning the grant of stock options under the Corporation's 1993 Management Stock Ownership Plan and 2001 Stock Incentive Plan to the Named Executive Officers during the last fiscal year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                       -------------------------------------------------------------      VALUE AT ASSUMED
                          NUMBER OF      PERCENT OF TOTAL                               ANNUAL RATES OF STOCK
                         SECURITIES        OPTIONS/SARS                                PRICE APPRECIATION FOR
                         UNDERLYING         GRANTED TO      EXERCISE OR                    OPTION TERM(3)
                        OPTIONS/SARS       EMPLOYEES IN     BASE PRICE    EXPIRATION   -----------------------
NAME                    GRANTED(#)(1)      FISCAL YEAR       ($/SH)(2)       DATE        5% ($)      10% ($)
----                   ---------------   ----------------   -----------   ----------   ----------   ----------
T.K. Dunnigan........      111,870             4.81           19.2550      03-09-11    1,354,675    3,433,012
                           288,000            12.38           21.6750      06-05-11    3,925,812    9,948,778
D.J. Pileggi.........       32,654             1.40           19.2550      03-09-11      395,419    1,002,070
                           175,000             7.52           21.6750      06-05-11    2,385,476    6,045,264
J.P. Murphy..........       24,793             1.07           19.2550      03-09-11      300,228      760,835
                           175,000             7.52           21.6750      06-05-11    2,385,476    6,045,264
C.C. Muscarella......       11,792             0.51           19.2550      03-09-11      142,794      361,867
                            50,000             2.15           21.6750      06-05-11      681,565    1,727,218
K.W. Fluke...........        9,373             0.40           19.2550      03-09-11      113,501      287,634
                            50,000             2.15           21.6750      06-05-11      681,565    1,727,218
J. Kronenberg(4).....       16,932             0.73           19.2550      01-01-08      128,696      298,451
                            50,000             2.15           21.6750      01-01-08      410,124      944,930

------------------------------

(1) The options granted at $19.255 become exercisable in three equal annual installments beginning on the first anniversary of the grant date. Options granted at $21.675 fully vest when the market price of the Common Stock reaches $28 and remains at such price for 10 days out of 20. If the market price does not reach $28 within five years of the date of the grant, the options will fully vest on the fifth anniversary of the grant date.

(2) Based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape on the date of grant. The exercise price may be paid in cash or by tendering shares of Common Stock valued at the closing price reported on the NYSE Tape for the day immediately preceding the date of exercise.

(3) The dollar amounts under these columns are the result of calculations at the arbitrary rates of 5% and 10% set by the Securities and Exchange Commission and are not forecasts of the value of the Common Stock.

(4) The options granted to Mr. Kronenberg vested immediately upon the termination date specified in his retirement agreement. The term of his options is six years from the date of his retirement but not exceeding the original option term.

     Stock Option Exercises. The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                         SHARES                       OPTIONS/SARS AT               OPTIONS/SARS AT
                       ACQUIRED ON    VALUE         FISCAL YEAR END(#)           FISCAL YEAR END($)(2)
                        EXERCISE     REALIZED   ---------------------------   ---------------------------
        NAME               (#)        ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   --------   -----------   -------------   -----------   -------------
T.K. Dunnigan........    --              --       247,252        466,536         85,043        395,500
D.J. Pileggi.........    --              --        20,000        247,654        139,150        344,098
J.P. Murphy..........    --              --        16,667        233,126             --         49,958
C.C. Muscarella......    --              --         4,850         66,567             --         23,761
K.W. Fluke...........    --              --         1,334         62,039          1,452         21,788
J. Kronenberg........    --              --        47,259         76,371             --         34,118

------------------------------
(1) Fair market value on the date of exercise of shares covered by options exercised, less exercise price.

(2) Fair market value of in-the-money option shares on December 30, 2001 ($21.27), less option exercise price.

--------------------------------------------------------------------------------

                               PENSION PLAN TABLE
--------------------------------------------------------------------------------

     The following table shows the estimated annual retirement benefits payable to the Named Executive Officers under the Thomas & Betts Pension Plan, the Thomas & Betts Pension Restoration Plan and the Thomas & Betts Corporation Executive Retirement Plan, prior to offset as described below, assuming they retire at age 60 with the indicated levels of remuneration and years of credited service classifications.

                                             YEARS OF SERVICE
                  ----------------------------------------------------------------------
REMUNERATION($)      5        10        15        20        25        30      35 OR MORE
---------------   -------   -------   -------   -------   -------   -------   ----------
     200,000       25,000    50,000    75,000   100,000   115,000   130,000     145,000
     300,000       37,500    75,000   112,500   150,000   172,500   195,000     217,500
     400,000       50,000   100,000   150,000   200,000   230,000   260,000     290,000
     500,000       62,500   125,000   187,500   250,000   287,500   325,000     362,500
     600,000       75,000   150,000   225,000   300,000   345,000   390,000     435,000
     700,000       87,500   175,000   262,500   350,000   402,500   455,000     507,500
     800,000      100,000   200,000   300,000   400,000   460,000   520,000     580,000
     900,000      112,500   225,000   337,500   450,000   517,500   585,000     652,500
   1,000,000      125,000   250,000   375,000   500,000   575,000   650,000     725,000
   1,100,000      137,500   275,000   412,500   550,000   632,500   715,000     797,500
   1,200,000      150,000   300,000   450,000   600,000   690,000   780,000     870,000
   1,300,000      162,500   325,000   487,500   650,000   747,500   845,000     942,500
   1,400,000      175,000   350,000   525,000   700,000   805,000   910,000   1,015,000
   1,500,000      187,500   375,000   562,000   750,000   862,500   975,000   1,087,500

     The remuneration specified in the Pension Plan Table includes salary and bonus as reported in the Summary Compensation Table. The annual retirement benefits are based on the annualized average during the 60 consecutive month period that provides the highest average for the participant. The Named Executive Officers have the number of years of credited service listed below.

                                                            EXECUTIVE
                                        PENSION PLAN     RETIREMENT PLAN
                                          YEARS OF           YEARS OF
NAME                                  CREDITED SERVICE   CREDITED SERVICE
----                                  ----------------   ----------------
T.K. Dunnigan.......................         --                  5
D.J. Pileggi........................         16                 21
J.P. Murphy.........................          2                  7
C.C. Muscarella.....................          4                  4
K.W. Fluke..........................          1                  1
J. Kronenberg.......................          7                 12

     Retirement benefits shown in the Pension Plan Table have been computed on a 10-year certain and life annuity basis and are subject to offset for benefits payable under certain prior employer's retirement programs.

--------------------------------------------------------------------------------

             EMPLOYMENT CONTRACTS, CHANGE-OF-CONTROL ARRANGEMENTS,

                         AND TERMINATION OF EMPLOYMENT
--------------------------------------------------------------------------------

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

     The Corporation has an agreement with each of the Named Executive Officers providing for continuation of employment for a term of three years following any change of control of the Corporation. Each agreement provides for compensation to be continued during the three-year term at least at the same level that existed prior to the time of a change of control, provided the person continues employment, leaves employment for good reason, or is terminated without cause. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the person's position; the diminution of the person's position, authority, duties or responsibilities; failure to provide compensation or benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the person was employed immediately prior to the change of control; or failure to require any successor to the Corporation to assume and agree to perform the agreement.

     A person's employment may be terminated for cause, which is an act or acts of dishonesty intended to result in substantial personal enrichment, willful violations of the person's duty to perform responsibilities under the agreement, or conviction of a felony. Each agreement also provides for immediate vesting of stock options and lapse of restrictions on restricted stock awards if the person's employment is terminated following a change of control.

     Generally, a "change of control" will be deemed to have occurred if: (i) a third person, including a "group" as such term is used in Section 13(d)(3) of the 1934 Act, becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; or (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "Board" generally and as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) will be considered as though such person were a member of the Incumbent Board.

     Mr. Dunnigan re-joined the Corporation on August 9, 2000 as chairman and chief executive officer. His employment arrangement consisted of base salary; annual incentive target at maximum rates of 75% and 150%, respectively, of base salary; a stock option grant; a restricted stock award; an annual perquisite allowance of $25,000; and participation in the Corporation's health and welfare benefit, 401(k) and nonqualified savings plans. Mr. Dunnigan became a new participant in the Executive Retirement Plan and was granted additional service if needed to meet the minimum five-year service requirement to receive a benefit; however, he will not participate in the Thomas & Betts Pension Plan inasmuch as he has reached the maximum of 35 years of credited service under that plan. Mr. Dunnigan was authorized to use the company airplane for personal travel, with any such use to be appropriately reported and disclosed as income with gross up for taxes. In addition, stock options granted to him between 1994 and 1997 were amended to eliminate the six-year limit for exercisability that is applicable to retirees.

RETIREMENT AGREEMENT

     During the fourth quarter of 2001, the Corporation entered into a retirement agreement with Mr. Kronenberg. This agreement contains the following terms: (1) Mr. Kronenberg will provide consulting services to the Corporation, as an inactive employee, to facilitate the transition of his successor as well as on other matters within his competence, knowledge and experience; (2) the Corporation will provide certain indemnification rights; (3) the Corporation will maintain executive risk insurance for him for a period of five years from his termination date; (4) he will refrain from competing with the Corporation or recruiting or hiring its employees until January 2, 2005; (5) he will not divulge confidential information of the Corporation or make any disparaging remarks about the Corporation or its officers and directors; and (6) he will cooperate in any legal matters (with reasonable compensation after his termination date). If Mr. Kronenberg satisfies his obligations under his retirement agreement, he will be entitled to receive certain benefits and compensation as described below, which are in addition to any other benefits to which he is otherwise entitled under the Corporation's benefit plans and compensation policies.

     Pursuant to the terms of his retirement agreement, Mr. Kronenberg received a lump sum severance payment of $400,625, less a deduction of $37,468 to satisfy an outstanding loan owed to the Corporation. As a retiree, Mr. Kronenberg may exercise his stock options at any time within six years from January 1, 2002. He will not forfeit his restricted stock if he satisfies his obligations under the retirement agreement. The agreement provides that benefits under the Executive Retirement Plan will be calculated with five years of additional credited service which increased his benefit by $416,515. The Corporation also agreed to forgive in January 2002 loans in the amount of $100,000, $94,621, $22,141 and $18,620 and to provide comprehensive medical and dental benefits to Mr. Kronenberg and his wife until December 31, 2004, unless he becomes eligible to participate in the medical plan of another employer.

TRANSACTIONS WITH MANAGEMENT

     The Corporation made loans in October 1994, April 1995, April 1996, April 1997 and 1998 to Mr. Kronenberg, the former Vice President--General Counsel and Secretary, to assist him in the purchase of a residence in the Memphis area, other transitional matters and to cover a margin call on Common Stock pledged to a broker in connection with a loan to pay taxes on the receipt of restricted stock from the Corporation. Four of the loans are for a period ending on his retirement date, at a zero interest rate. The other loan is for a period ending December 31, 2001 at a zero interest rate. The highest balance of each loan outstanding during the period January 1, 2001 through December 31, 2001 was $100,000, $94,621, $22,141, $18,620 and $37,468, and the balance of such loans outstanding at March 11, 2002 was zero.

--------------------------------------------------------------------------------

                           HUMAN RESOURCES COMMITTEE

                        REPORT ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION PHILOSOPHY

     The executive compensation program is designed to align shareholder and management interests, to balance the focus on annual performance targets with actions needed for the long-term success of the Corporation, and to attract, motivate, and retain key executives.

          (a) Pay Positioning: The Corporation positions total direct compensation (i.e., base salary, annual incentive, and long-term incentive gain opportunity) at the median of general industry companies, a high percentage of which are represented in the S&P 400. This is a much broader group than the electrical/industrial companies that make up the Thomas & Betts Peer Group Index shown in the performance graph that follows this report. Since electrical/industrial compensation levels are generally consistent with general industry levels (where pay and performance data is more easily accessible), the Committee believes that general industry companies represent an appropriate comparative framework. The annual and long-term incentive components of compensation are sufficiently variable so that there should be a strong relationship between total return to shareholder performance and actual total direct compensation levels over time.

          (b) Pay Mix: Like total direct compensation, each component is positioned at the median of general industry companies.

             (i) Base Salary: Base salaries are set by periodic comparison to external rates of pay for comparable positions within general industry and are targeted at the 50th percentile for such positions. Individual salaries are considered for adjustment annually; adjustments are based upon general movement in salary levels in general industry, individual performance and potential, and changes in duties and responsibilities. Actual salaries may range from 20% below to 20% above targeted salary levels. As a group, the average of the Named Executive Officers' base salaries in 2001 was slightly above the targeted level.

             (ii) Annual Incentive: Annual incentives are based upon actual performance compared to established corporate and operating group performance goals. Annual incentives range between 40% and 75% of base salary for median performance and provide a maximum payout of between 60% and 112.5% of base salary for superior performance. Annual bonus opportunities are targeted to be at the 50th percentile for general industry when performance is at the 50th percentile and at the 75th percentile for general industry when performance is at that level. For the Chief Executive Officer and other Named Executive Officers in the Summary Compensation Table, performance targets established in February, 2001 were based upon achievement of specified performance objectives in profitability (Earnings per share and EBIT) and working capital (Days Inventory and Days Sales Outstanding). As a group, the average of the Named Executive Officers' incentive payments for fiscal year 2001 was 33.5% of base salary.

             (iii) Long-Term Incentives: Long-term incentive awards are made in the form of stock options and restricted stock awards, which are typically granted annually. Combined stock option and restricted stock awards are targeted to provide an expected value at grant date approximately at the 50th percentile for general industry, according to a mix predetermined by the Committee. For executive officers, the expected value of grants ranges from approximately 80% to 220% of base salary. Individual grants may vary based on the Committee's assessment of individual performance and potential. As a group, the average of the Named Executive Officers' annual long-term incentive awards in 2001 was 121% of base salary. In determining stock option and restricted stock awards, the Committee does not consider the amount of options and restricted stock granted in prior years. Options are granted at fair market value on the date of grant, have a term of ten years, and vest over a three-year period at the rate of one-third per year. Restricted stock vests at the end of three years.

     In 2001, a special stock option was granted to the Named Executive Officers to promote retention, align the interest of the executives and serve as an incentive to achieve the Corporation's aggressive business strategy. These option grants will replace annual option grants in 2002 and 2003.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Dunnigan's 2001 base salary was at an annual rate of $777,000 which was 5% over the prior year. This placed his base salary slightly above the median of salaries paid to chief executive officers in general industry companies of comparable size.

     Mr. Dunnigan's target annual incentive was 75% of base salary in 2001, and the maximum incentive was 112.5% of base salary. Mr. Dunnigan received an annual incentive payment in the amount of $437,063, as compared to $109,933 in the prior year, when he received a pro-rated incentive. In March 2001, Mr. Dunnigan was granted a stock option for 111,870 shares and a restricted stock award for 47,944 shares. As in previous years, the Committee targeted the expected value of the stock option grant and restricted stock award to Mr. Dunnigan to be at the 50th percentile of general industry according to a mix predetermined by the Committee. In June, a special stock option for of 288,000 shares was granted to Mr. Dunnigan.

POLICY REGARDING EXECUTIVE COMPENSATION DEDUCTIBILITY

     The Corporation's policy is to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Performance-based compensation is a significant part of executive compensation, and it is the Corporation's policy to take all reasonable action to maximize the deductibility of such compensation.

     The Executive Incentive Plan ("EIP") and the 1993 Management Stock Ownership Plan ("MSOP") were approved by the shareholders, and incentive payments under the EIP and stock options granted under the MSOP qualify as performance-based compensation that is not subject to a limit on deductibility. Base salary, the value of restricted stock awards and the value of stock options granted under the 2001 Stock Incentive Plan do not qualify as performance-based compensation under the Code, but it is unlikely in the near term that such amounts, as calculated under the Code, paid to any executive officer, other than the Chief Executive Officer, will exceed the deductibility limit.

                        William H. Waltrip, Chairperson
                                 Dean Jernigan
                                Robert A. Kenkel

February 6, 2002

--------------------------------------------------------------------------------

                               PERFORMANCE GRAPH
--------------------------------------------------------------------------------

     The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return for the five years ended December 31, 2001 of the Standard & Poor's ("S&P") 500 Stock Index and a Thomas & Betts self-constructed peer group index ("Peer Group Index").

     The Peer Group Index consists of five companies whose businesses are representative of the Corporation's business segments. The companies in the index are: Amphenol Corp., Cooper Industries, Inc., Eaton Corporation, Hubbell Incorporated and Rockwell International Corporation.

     The Peer Group Index has been weighted in accordance with each company's market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each quarter of each of the five years covered by the performance graph. The weighted return for each quarter was calculated by summing the products obtained by multiplying (i) the percentage that each company's market capitalization represents of the total market capitalization for all companies in the indexes for each such quarter by (ii) the total shareholder return for that company for each such quarter.

                               PERFORMANCE GRAPH

                       ---------------------------------------------------------
                       DEC-96    DEC-97    DEC-98    DEC-99    DEC-00    DEC-01
                       ---------------------------------------------------------
THOMAS & BETTS
  CORPORATION           $100      $109      $102       $77       $42       $56
                       ---------------------------------------------------------
S&P 500(R)              $100      $133      $171      $208      $189      $166
                       ---------------------------------------------------------
T&B PEER GROUP INDEX
  (5 STOCKS)            $100      $115      $103      $110      $117      $118
                       ---------------------------------------------------------

     The Performance Graph presented above should not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

--------------------------------------------------------------------------------

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     The Board of Directors currently consists of ten members. Nine are independent directors and one is a member of management. At the Annual Meeting ten directors are to be elected, each to hold office for the term of one year and until a successor is elected and qualified. The ten nominees identified below were recommended by the Corporate Governance Committee and are all currently Board members.

     Shares represented by proxies that are returned properly signed will be voted for the nominees unless the shareholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. A proxy cannot be voted for a greater number of persons than the ten nominees named below. Directors are elected by a plurality of the votes cast. Shares not voted, whether by withholding or broker non-vote, have no effect on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who will be designated by the Board or, if no substitute nominee is named, the number of directorships will be reduced accordingly.

     Following is information on the principal occupation and employment during the past five years of each director nominee, positions and offices with the Corporation, and membership on other boards of directors.


(PHOTO OF ERNEST H.        ERNEST H. DREW, 64
DREW)                      DIRECTOR SINCE 1989
                           Private investor (1998 to present). Chief Executive Officer
                           (1997) of Industries and Technology Group (power generation, commercial nuclear power, governmental and environmental
                           services, transport temperature control and process control systems), Westinghouse Electric Corporation. Member of the
                           Board of Management (1995 to 1997) of Hoechst A.G.
                           (chemicals, pharmaceuticals, fibers and plastics). Director of Ashland, Inc., Public Service Enterprise Group
                           Incorporated and UQM Technologies, Inc.


(PHOTO OF T. KEVIN         T. KEVIN DUNNIGAN, 64
DUNNIGAN)                  DIRECTOR SINCE 1975
                           Chairman of the Board (1992 to May 2000; August 2000 to
                           present), Chief Executive Officer (1985 to 1997; August 2000 to present), President (1980 to 1994; October 2000 to
                           present), Chief Operating Officer (1980 to 1985), Executive
                           Vice President-Electrical (1978 to 1980), Vice
                           President-T&B/Thomas & Betts (1976 to 1978) and President
                           (1974 to 1976) of The Thomas & Betts Co. Division of the
                           Corporation. Director of C.R. Bard, Inc., PRO MACH, Inc.,
                           Imagistics International Inc. and Deere & Co.

(PHOTO OF JEANANNE         JEANANNE K. HAUSWALD, 57
K. HAUSWALD)               DIRECTOR SINCE 1993
                           Managing Director (1998 to present) of Solo Management
                           Group, LLC (corporate financial and investment management
                           consultants). Vice President and Treasurer (1993 to 1998) of
                           The Seagram Company Ltd. (beverages and
                           entertainment/communications). Director of Constellation
                           Brands, Inc.

(PHOTO OF DEAN             DEAN JERNIGAN, 56
JERNIGAN)                  DIRECTOR SINCE 1999
                           Chairman, Chief Executive Officer and President (1984 to
                           present) of Storage USA, Inc. (a self storage real estate
                           investment trust). Director of Storage USA, Inc.

(PHOTO OF RONALD B.        RONALD B. KALICH SR., 54
KALICH SR.)                DIRECTOR SINCE 1998
                           President and Chief Executive Officer (September 2000 to
                           present) of FastenTech, Inc. (specialty fastening products).
                           President and Chief Executive Officer (1999 to 2000) of
                           National-Standard Company (wire and wire-related products, fabricated filters and inflator housings for the automotive air bag industry). President and Chief Executive Officer
                           (1994 to 1999) of Getz Bros. & Co., Inc. (medical,
                           industrial and consumer goods). Director of The
                           Carbide/Graphite Group, Inc. and FastenTech, Inc.


(PHOTO OF ROBERT A.        ROBERT A. KENKEL, 67
KENKEL)                    DIRECTOR SINCE 1994
                           Private investor (1996 to present). Business consultant
                           (1990 to 1996). Chairman, Chief Executive Officer and Chief
                           Operating Officer (1988 to 1990) of The Pullman Co.
                           (automotive, aerospace and industrial components and
                           products).

(PHOTO OF KENNETH R.       KENNETH R. MASTERSON, 58
MASTERSON)                 DIRECTOR SINCE 1995
                           Executive Vice President, General Counsel and Secretary
                           (1998 to present) of FedEx Corporation (transportation
                           services). Executive Vice President, General Counsel and
                           Secretary (1996 to 1998) of FDX Corporation Director of
                           Accredo Health, Inc.

(PHOTO OF JEAN-PAUL        JEAN-PAUL RICHARD, 59
RICHARD)                   DIRECTOR SINCE 1996
                           Chairman and Chief Executive Officer (1998 to present) of
                           PRO MACH, Inc. (packaging machinery). President and Chief
                           Executive Officer (1996 to 1997) of AGCO Corporation
                           (agricultural equipment). Director of PRO MACH, Inc.

(PHOTO OF JERRE L.         JERRE L. STEAD, 59
STEAD)                     DIRECTOR SINCE 1998
                           Private Investor (2000 -- Present), Former Chairman and
                           Chief Executive Officer (1996 to 2000) of Ingram Micro Inc.
                           (distributor of technology products and services). Director of Armstrong World Industries, Inc., Brightpoint, Inc.,
                           Conexant Systems, Inc., and Mobility Electronics, Inc.

(PHOTO OF WILLIAM H.   WILLIAM H. WALTRIP, 64
WALTRIP)               DIRECTOR SINCE 1983
                       Chairman (1993 to present) of Technology Solutions Company (services and resources to design, develop and implement large-scale computer systems). Chairman (1996 to 1998;
                       2001) and Chief Executive Officer (1996; 2001) of Bausch & Lomb Incorporated (contact lens, lens- care and eyewear products). Director of Advanced Medicines, Inc., Bausch &
                       Lomb Incorporated, Charles River Laboratories Holdings, Teachers Insurance and Annuity
                       Association, and Technology Solutions Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

--------------------------------------------------------------------------------

                                 PROPOSAL NO. 2
                          RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------

     The independent public accounting firm for the Corporation in fiscal year 2001 was KPMG LLP ("KPMG"). The Board, upon the recommendation of the Audit Committee, has appointed this firm, subject to ratification by the shareholders, to audit the financial statements of the Corporation for the fiscal year 2002 and until the 2003 annual meeting of shareholders. KPMG has audited the Corporation's financial statements annually since 1969, is considered to be well qualified, and has no financial interest, direct or indirect, in the Corporation or any subsidiary of the Corporation. If the shareholders do not ratify this appointment, the Audit Committee and the Board will consider the appointment of another independent public accounting firm.

     Representatives of KPMG will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

     Ratification of the appointment of KPMG will require that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

--------------------------------------------------------------------------------

                          DEADLINES FOR SUBMISSION OF
          PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS
--------------------------------------------------------------------------------

PROXY STATEMENT PROPOSALS

     Shareholder proposals intended to be included in the Proxy Statement and form of proxy for the Annual Meeting of Shareholders to be held in 2003, in addition to meeting certain eligibility requirements established by the Securities and Exchange Commission, must be in writing and received by the Secretary at the Corporation's principal executive offices on or prior to November 28, 2002. Alternative notice deadlines apply if the date of the annual meeting differs by more than 30 days from the date of the previous year's annual meeting.

NOMINATION OF DIRECTORS AND OTHER BUSINESS FOR PRESENTATION AT THE ANNUAL
MEETING

     Shareholders who wish to present director nominations or other business at the annual meeting of shareholders to be held in 2003 must give notice to the Secretary at the Corporation's principal executive offices on or prior to January 1, 2003. The Corporation's Bylaws specify the information to be included in this shareholder's notice. A shareholder may obtain a copy of the Bylaws by making a written request to the Secretary.

                                          By Order of the Board of Directors,

                                          /s/ J. N. RAINES

                                          J. N. RAINES, Secretary

Memphis, Tennessee
March 29, 2002

                 (This page has been left blank intentionally.)

                                                                      APPENDIX A

                           THOMAS & BETTS CORPORATION
                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                             (as of March 3, 2000)

I.  FUNCTION

     The primary function of the Audit Committee is to protect the interests of the Corporation's shareholders by assisting senior management and the Board of Directors in fulfilling its oversight responsibilities related to the Corporation's corporate accounting and financial reporting practices and the quality and integrity of the Corporation's financial reports. Key components of this responsibility include:

     - Facilitating and maintaining an open avenue of communication among the Board of Directors, the Audit Committee, management, the independent auditors and the internal audit staff or internal audit service provider.

     - Serving as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

     - Reviewing and appraising the efforts of the independent auditors.

     - Providing direction to and oversight of the internal audit function.

II.  ORGANIZATION/COMPOSITION

     The Audit Committee will be comprised of three or more directors as determined by the Board, each of whom shall be an independent director as defined in the rules, as amended from time to time, of the New York Stock Exchange. The members will be free from any financial, family or other material personal relationship that, in the opinion of the Board, would interfere with the exercise of his or her independence from management and the Corporation. All members of the Audit Committee will have a working familiarity with basic finance and accounting practices and be able to read and understand fundamental financial statements, and at least one member shall have accounting or related financial management expertise.

III.  MEETINGS

     The Audit Committee will meet at least three times annually and, unless otherwise directed by the Committee Chairperson, such meetings will be held in February, June and December. Additional meetings may be scheduled as circumstances dictate and may be conducted in person or by electronic means. The Chief Financial Officer should confer with the Committee Chairperson prior to scheduled committee meetings to finalize the meeting agenda. The Audit Committee members will have sole discretion in determining the meeting attendees and agenda.

IV.  RESPONSIBILITIES AND DUTIES

     The Audit Committee believes its policies and procedures should remain flexible in order to best respond to changing conditions and to provide reasonable assurance to the

Board that the accounting and reporting practices of the Corporation are in accordance with requirements.

     The Audit Committee will fulfill its duties and responsibilities as follows:

     A.  GENERAL

        - Recommend that the full Board adopt a formal written charter and that it be reviewed annually by the Audit Committee. This charter shall be disclosed publicly at least every three years by being published in the Corporation's proxy statement or as otherwise required by law. Maintain minutes or other records of meetings and activities. Report committee actions to the Board with such recommendations as the Audit Committee may deem appropriate. As part of executing its responsibility to foster open communication, the Audit Committee will meet in separate executive sessions, without members of management present, with the independent auditors and with the internal auditors to discuss matters that the Audit Committee or either of these groups believes should be discussed privately. Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation and will report its findings to the Board. Review any new accounting or auditing standards adopted by the accounting profession or the Securities and Exchange Commission and any proposed new accounting standards publicly released for comment which are relevant to the Corporation's accounting and internal controls.

     B.  INDEPENDENT AUDITORS

        - Recommend to the Board the selection of the independent auditors, after duly considering their independence and effectiveness, and review the fees to be paid to the independent auditors. Annually, the Audit Committee will ensure that a formal statement is received from the independent auditor delineating all relationships between the auditor and the Corporation or any other relationships which may adversely affect the independence of the auditor. The Audit Committee will evaluate and discuss with the independent auditors all such information in order to determine the auditor's independence and objectivity.

        - Instruct the independent auditors that they are accountable to the Board of Directors and the Audit Committee.

        - Exercise responsibility, on behalf of the Board, for the selection, evaluation and, where warranted, the replacement of the independent auditors.

        - Consult with the independent auditors out of management's presence about internal controls and the fullness and accuracy of the financial statements.

        - Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed external audit for the current year. The external audit engagement terms shall include a requirement that the independent auditors inform the Audit Committee of any significant changes in the independent auditors' original audit plan and that the independent auditors conduct a SAS 71 Interim Financial Review prior to the Corporation's filing of each quarterly report on Form 10-Q and notify the Audit Committee of any issue requiring its attention.

        - Review the coordination of internal and external audit procedures to promote both an effective use of resources and a complete but nonredundant audit.

     C.  INTERNAL AUDIT

        - Review and approve the annual internal audit plan and any significant changes to it.

        - Review the adequacy of internal audit staff in terms of their number and their qualifications.

        - Review a summary of the findings of completed internal audits and a progress report on executing the approved internal audit plan.

        - Inquire of the internal auditors regarding any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information or to the appropriate level of management authority.

        - Review the appointment, performance, independence and, if appropriate, the replacement of the internal auditors.

     D.  FINANCIAL STATEMENTS/INTERNAL CONTROLS

        - Inquire of the Corporate Controller regarding the adequacy, scope and effectiveness of accounting and financial controls and, as warranted, request recommendations for improvements.

        - Review annual financial statements and related notes with management and the independent auditors to determine that each is satisfied with the disclosure and content of the financial statements, including the nature, quality and extent of any significant changes in accounting principles.

        - In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Corporation's financial reporting processes and system of internal controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

        - Discuss with the independent auditors the auditors' judgment about the quality, not just the acceptability, of the Corporation's accounting principles as applied to its financial reporting.

        - Each year, after review and discussion of the audited financial statements with management and the independent auditors, recommend to the Board of Directors whether the financial statements should be included in the Corporation's Annual Report on Form 10-K.

        - Each year prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

        - Review the travel and entertainment expenses of all inside Board members for compliance with corporate policy.

     E.  LEGAL

        - Review with the General Counsel any legal matters that may have a significant impact on the Corporation's financial statements.

PROXY


                           THOMAS & BETTS CORPORATION
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            ANNUAL MEETING OF SHAREHOLDERS--MAY 1, 2002--10:00 A.M.
               WINEGARDNER AUDITORIUM, DIXON GALLERY AND GARDENS
                      4339 PARK AVENUE, MEMPHIS, TENNESSEE

YOUR SHARES WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS YOU INDICATE OTHERWISE IN WHICH CASE THEY WILL BE VOTED AS MARKED. The undersigned hereby appoints JOHN P. MURPHY and J. N. RAINES as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Thomas & Betts Corporation held by the undersigned on March 11, 2002, at the Annual Meeting of Shareholders to be held on May 1, 2002, or any adjournment or postponement.

                CHANGE OF ADDRESS


                -----------------------------------------------

                -----------------------------------------------

                -----------------------------------------------

                -----------------------------------------------


                                                                     SEE REVERSE
                                                                        SIDE

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

                           THOMAS & BETTS CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS

                           MAY 1, 2002 AT 10:00 A.M.

                             WINEGARDNER AUDITORIUM
                           DIXON GALLERY AND GARDENS
                                4339 PARK AVENUE
                               MEMPHIS, TENNESSEE


                                     [MAP]

     PLEASE MARK YOUR                                                       0137
[X]  VOTES AS IN THIS
     EXAMPLE.

------------------------------------------------------------------------------------------------------------------------------------
                                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.
------------------------------------------------------------------------------------------------------------------------------------

                 FOR   WITHHELD                                                                                FOR  AGAINST  ABSTAIN
1. Election of   [ ]     [ ]     Nominees: 01 E. H. Drew, 02 T. K. Dunnigan,  2.Ratification of Appointment    [ ]    [ ]      [ ]
   Directors                     03 J. K. Hauswald, 04 D. Jernigan,             of Independent Public
                                 05 R. B. Kalich, Sr., 06 R. A. Kenkel,         Accountants.
                                 07 K. R. Masterson, 08 J. P. Richard,
                                 09 J. L. Stead, 10 W. H. Waltrip

For, except vote withheld from the following nominee(s):

                                                                              Discontinue future mailing of duplicate materials. [ ]
-----------------------------------------------------------

                                                                                                Check box for change of address. [ ]


                                                                              PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. Joint
                                                                              owners should each sign. When signing as attorney,
                                                                              executor, administrator, trustee or guardian, please
                                                                              give full title as such.



                                                                              ------------------------------------------------------


                                                                              ------------------------------------------------------
                                                                              SIGNATURE (S)                       DATE

------------------------------------------------------------------------------------------------------------------------------------
                                                      o FOLD AND DETACH HERE o

Thomas & Betts Corporation encourages you to take advantage of two new cost-effective and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or over the Internet. Your telephone or Internet vote must be received by 12:00 midnight New York time on April 30, 2002. Your telephone or Internet vote authorizes the Proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed or returned your proxy card.

VOTE BY PHONE:             ON A TOUCH-TONE TELEPHONE, DIAL 1-877-779-8683 FROM
                           THE U.S. AND CANADA OR DIAL 001-1-201-536-8073 FROM
                           OTHER COUNTRIES. You will be asked to enter the Voter
                           Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.

                                       OR

VOTE BY INTERNET:          POINT YOUR BROWSER TO THE WEB ADDRESS:
                           http://www.eproxyvote.com/tnb
                           Click on the "PROXY VOTING" icon. You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.

                                       OR

VOTE BY MAIL:              Mark, sign and date your proxy card and return it in
                           the envelope provided. If you are voting by telephone or the Internet, please do not mail your proxy card.